SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)1

                     Allscripts Healthcare Solutions, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per Share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   019886100
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 July 23, 1999
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

---------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 019886100                     13G                   Page 2 of 15 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                     -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER             1,464,346
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER                -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITVE POWER         1,464,346

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,464,346
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.8%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 019886100                     13G                   Page 3 of 15 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE CAPITAL III, INC.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                     -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER             1,464,346
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER                -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITVE POWER         1,464,346

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,464,346
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.8%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         CO, IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 019886100                     13G                   Page 4 of 15 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE PARTNERS III, L.L.C.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                     -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER             1,394,063
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER                -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITVE POWER         1,394,063

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,394,063
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.6%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         OO, IA
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 019886100                     13G                   Page 5 of 15 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE PARTNERS III, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                     -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER             1,223,576
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER                -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITVE POWER         1,223,576

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,223,576
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         3.2%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 019886100                     13G                   Page 6 of 15 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MORGAN STANLEY VENTURE INVESTORS III, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                     -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER               117,517
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER                -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITVE POWER           117,517

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         117,517
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.3%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 019886100                     13G                   Page 7 of 15 Pages

-------------------------------------------------------------------------------
   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         THE MORGAN STANLEY VENTURE PARTNERS ENTREPRENEUR FUND, L.P.
-------------------------------------------------------------------------------
   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                      (b) [ ]

-------------------------------------------------------------------------------
   3.    SEC USE ONLY

-------------------------------------------------------------------------------
   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
                          5.     SOLE VOTING POWER                     -0-

      NUMBER OF           -----------------------------------------------------
        SHARES            6.     SHARED VOTING POWER                52,970
     BENEFICIALLY
       OWNED BY           -----------------------------------------------------
         EACH             7.     SOLE DISPOSITIVE POWER                -0-
      REPORTING
     PERSON WITH          -----------------------------------------------------
                          8.     SHARED DISPOSITVE POWER            52,970

-------------------------------------------------------------------------------
   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         52,970
-------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.1%
-------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

     Allscripts Healthcare Solutions, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

     2401 Commerce Drive, Libertyville, IL 60048

Item 2(a).  Name of Person Filing:

     This statement is filed on behalf of the persons identified below. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     Morgan Stanley ("MS")

     Morgan Stanley Venture Capital III, Inc. ("MSVC III, Inc.")

     Morgan Stanley Venture Partners III, L.L.C. ("MSVP III, L.L.C.")

     Morgan Stanley Venture Partners III, L.P. ("MSVP III, L.P.")

     Morgan Stanley Venture Investors III, L.P. ("MSVI III, L.P.")

     The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. (the "Entrepreneur Fund")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of MS, MSVC III, Inc., MSVP III, L.L.C., MSVP III, L.P., MSVI III, L.P. and the Entrepreneur Fund is:

     1585 Broadway
     New York, New York 10036

Item 2(c).  Citizenship:

     The citizenship of MS, MSVC III, Inc., MSVP III, L.L.C., MSVP III, L.P., MSVI III, L.P. and the Entrepreneur Fund is Delaware.

Item 2(d).  Title of Class of Securities:

     This statement relates to the Company's Common Stock par value, $0.01 per share (the "Shares").

Item 2(e).  CUSIP Number:

     019886100

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a)   [ ]  Broker or dealer registered under Section 15 of the
                    Exchange Act;

         (b)   [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)   [ ]  Insurance company as defined in Section 3(a)(19) of
                    the Exchange Act;

         (d)   [ ]  Investment company registered under Section 8 of the
                    Investment Company Act;

         (e)   [ ]  An investment adviser in accordance with
                    Rule 13d-1(b)(1)(ii)(E);

         (f)   [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)   [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)   [ ]  A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

         (i)   [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table in
Item 4(c) below.

     (a) Amount beneficially owned:

     As of December 31, 2002: (1) MSVP III, L.P. owned directly 1,223,576 Shares; (2) MSVI III, L.P. owned directly 117,517 Shares; (3) the Entrepreneur Fund owned directly 52,970 Shares; and (4) MSVC III, Inc. owned directly 70,283 Shares.

     MSVP III, L.L.C. is the general partner of MSVP III, L.P., MSVI III, L.P. and the Entrepreneur Fund, (collectively, the "Funds") and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all of the Shares held by the Funds. Therefore, MSVP III, L.L.C may be deemed to have beneficial ownership of the 1,394,063 Shares held collectively by the Funds.

     MSVC III, Inc. is the institutional managing member of MSVP III, L.L.C., and, as such, shares, together with the remaining managing members, the power to direct the actions of MSVP III, L.L.C. MS, as the sole shareholder of MSVC III, Inc., controls the actions of MSVC III, Inc. Therefore, MSVC III, Inc. may be deemed to have beneficial ownership of the 1,394,063 Shares held by the Funds and the 70,283 Shares it owns directly. Therefore, MS may be deemed to have beneficial ownership of the 1,394,063 Shares held collectively by the Funds and the 70,283 Shares held by MSVC III, Inc.

     MS is filing solely in its capacity as parent company of, and indirect beneficial owner of securities held by, one of its business units.

     (b) Percent of class: (1)

     Morgan Stanley                                         3.8% of the Shares
     Morgan Stanley Venture Capital III, Inc.               3.8% of the Shares
     Morgan Stanley Venture Partners III, L.L.C.            3.6% of the Shares
     Morgan Stanley Venture Partners III, L.P.              3.2% of the Shares
     Morgan Stanley Venture Investors III, L.P.             0.3% of the Shares
     The Morgan Stanley Venture Partners                    0.1% of the Shares
     Entrepreneur Fund, L.P.

---------
(1) Based on the 38,424,686 Shares reported to be outstanding as of October 31, 2002 on the Form 10-Q filed with the SEC, for the quarter ended September 30, 2002.


     (c) Number of shares as to which such person has:

                                                                     (iii)              (iv)
                                   (i)               (ii)        Sole power to    Shared power to
                              Sole power to    Shared power to    dispose or        dispose or
                               vote or to        vote or to      to direct the     to direct the
                             direct the vote   direct the vote   disposition of    disposition of
                             ---------------   ---------------   --------------    --------------
Morgan Stanley                    - 0 -           1,464,346          - 0 -           1,464,346

Morgan Stanley Venture            - 0 -           1,464,346          - 0 -           1,464,346
Capital III, Inc.

Morgan Stanley Venture            - 0 -           1,394,063          - 0 -           1,394,063
Partners III, L.L.C.

Morgan Stanley Venture            - 0 -           1,223,576          - 0 -           1,223,576
Partners III, L.P.

Morgan Stanley Venture            - 0 -             117,517          - 0 -             117,517
Investors III, L.P.

The Morgan Stanley                - 0 -              52,970          - 0 -              52,970
Venture Partners
Entrepreneur Fund, L.P.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not applicable

Item 8.  Identification and Classification of Members of the Group.

     Not applicable

Item 9.  Notice of Dissolution of Group.

     Not applicable

Item 10.  Certifications.

     Not applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                         Date: February 13, 2003

                                         MORGAN STANLEY

                                         By: /s/ Dennine Bullard
                                            -----------------------------------
                                            Name:  Dennine Bullard
                                            Title: Authorized Signatory


                                         MORGAN STANLEY VENTURE CAPITAL III,
                                         INC.

                                         By: /s/ Debra Abramovitz
                                            -----------------------------------
                                            Name:  Debra Abramovitz
                                            Title: Executive Director


                                         MORGAN STANLEY VENTURE PARTNERS III,
                                         L.L.C.
                                         By: Morgan Stanley Venture Capital
                                             III Inc., as Institutional
                                             Managing Member

                                             /s/ Debra Abramovitz
                                             ----------------------------------
                                             Name:  Debra Abramovitz
                                             Title: Executive Director


                                         MORGAN STANLEY VENTURE PARTNERS III,
                                         L.P.
                                         By: Morgan Stanley Venture Partners
                                             III, L.L.C., as General Partner
                                         By: Morgan Stanley Venture Capital
                                             III, Inc. as Institutional Managing
                                             Member of the General Partner

                                         By: /s/ Debra Abramovitz
                                            -----------------------------------
                                            Name:  Debra Abramovitz
                                            Title: Executive Director

                                         MORGAN STANLEY VENTURE INVESTORS III,
                                         L.P.
                                         By: Morgan Stanley Venture Partners
                                             III, L.L.C., as General Partner
                                         By: Morgan Stanley Venture Capital
                                             III, Inc. as Institutional Managing
                                             Member of the General Partner

                                         By: /s/ Debra Abramovitz
                                            -----------------------------------
                                            Name:  Debra Abramovitz
                                            Title: Executive Director


                                         THE MORGAN STANLEY VENTURE PARTNERS
                                         ENTREPRENEUR FUND, L.P.
                                         By: Morgan Stanley Venture Partners
                                             III, L.L.C., as General Partner
                                         By: Morgan Stanley Venture Capital
                                             III, Inc., as Institutional
                                             Managing Member of the General
                                             Partner

                                         By: /s/ Debra Abramovitz
                                            -----------------------------------
                                            Name:  Debra Abramovitz
                                            Title: Executive Director